Exhibit 99.1

Eaton Communications Eaton Center Cleveland, OH 44122

Date	April 22, 2024

Eaton names Adam Wadecki senior vice president and controller

DUBLIN – Intelligent power management company Eaton (NYSE:ETN) today announced that Adam Wadecki, Ph.D., has been named senior vice president and controller.

Wadecki currently serves as Eaton’s senior vice president of Internal Audit. Prior to joining Eaton, he was chief financial officer of Corporate Finance and Finance Transformation at General Electric Healthcare (GEHC) and previously served as chief financial officer of Global Medical Imaging, GEHC’s largest publicly-reportable business segment. Before joining GEHC, he held leadership roles of increasing responsibility at W.W. Grainger, Advance Auto Parts and General Motors.

Wadecki holds bachelor’s degrees in mechanical and industrial and operations engineering, a master’s degree in industrial and operations engineering and a doctorate in financial engineering, all from the University of Michigan.

Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy sources, helping to solve the world’s most urgent power management challenges, and building a more sustainable society for people today and generations to come.

Eaton was founded in 1911 and has been listed on the New York Stock Exchange for more than a century. We reported revenues of $23.2 billion in 2023 and serve customers in more than 160 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.

Contact:
Jennifer Tolhurst
+1 (440) 523-4006
jennifertolhurst@eaton.com

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